Exhibit (j)
CONSENTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated December 23, 2010, relating to the financial statements and financial highlights which appear in the October 31, 2010 Annual Report to Shareholders of the Fixed Income SHares: Series C Portfolio, Fixed Income SHares: Series H Portfolio, Fixed Income SHares: Series M Portfolio, Fixed Income SHares: Series R Portfolio, and Equity Shares: Series I Portfolio (each a portfolio of the Allianz Global Investors Managed Accounts Trust) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.
PricewaterhouseCoopers LLP
Kansas City, Missouri
February 28, 2011